Exhibit 99.6

XL FLEET CORP.
RESTRICTED STOCK UNIT AWARD NOTICE

(Time-Based)

1.	Name of Participant:	Eric Tech

2.	Grant Date:	December 1, 2021

3.	Vesting Start Date:	December 1, 2021

4.	Number of Restricted Stock Units (“RSUs”) Awarded:	[$540,000 divided by closing price on the date of Board Grant rounded down to nearest whole share]

5.	Vesting Schedule: This Award shall vest as follows provided (except as otherwise set forth below) the Participant is an Employee of the Company or of an Affiliate on the applicable vesting date:

I.	25% of the shares will vest on the first anniversary of the Vesting Start Date.

II.	An additional 6.25% shall vest at the end of every three month period following the first anniversary of the Vesting Start Date.

Notwithstanding the foregoing:

(a)	Termination by the Company without Cause or as a result of Death or Disability, or by the Participant for Good Reason. In the event that (i) the Participant’s employment is terminated by the Company without Cause, or as a result of the Participant’s death or Disability, or (ii) the Participant terminates his employment for Good Reason, subject to and in accordance with the conditions set forth in this Agreement and Section 4 of the Employment Agreement, this Award shall vest to the extent scheduled to vest on or before the date twelve (12) months following the Termination Date, with no additional pro-rata vesting for a portion of a quarter if the end of such twelve (12) month period falls between the vesting dates; and

(b)	Termination by the Company without Cause or by the Participant for Good Reason Following a Change of Control. In the event that a Change of Control occurs, and within a period of eighteen (18) months following a Change of Control or within a period of ninety (90) days preceding the Change of Control if the termination is related to the Change of Control, either (i) the Participant’s employment is terminated by the Company other than for Cause, Disability or death, or (ii) the Participant terminates his employment for Good Reason, subject to and in accordance with the conditions set forth in this Agreement and Section 4 of the Employment Agreement, this Award shall fully vest.

The Award is granted to the Participant pursuant to the Participant’s Employment Agreement with the Company dated November 1, 2021 (the “Employment Agreement”), and any capitalized terms not defined herein are defined in the Employment Agreement.

The Company and the Participant acknowledge receipt of this Restricted Stock Unit Award Notice and agree to the terms of the Restricted Stock Unit Agreement attached hereto, and the terms of this Award as set forth above (collectively, this “Agreement”).

This Agreement may be executed in by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

XL FLEET CORP.

By:
Name:
Title:

Eric Tech

XL FLEET CORP.

RESTRICTED STOCK UNIT AGREEMENT -

INCORPORATED TERMS AND CONDITIONS

AGREEMENT made as of the date of grant set forth in the Restricted Stock Unit Award Notice by and between XL Fleet Corp. (the “Company”), a Delaware corporation, and Eric Tech (the “Participant”).

WHEREAS, the Company desires to grant to the Participant RSUs related to the Company’s common stock, $0.0001 par value per share (“Common Stock”), as an inducement material to the Participant’s entering into employment as Chief Executive Officer of the Company, effective December 1, 2021, in accordance with the terms of the Employment Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Agreement, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Board of Directors means the Board of Directors of the Company.

Cause has the meaning given to such term in the Employment Agreement.

Change of Control has the meaning given to such term in the Employment Agreement.

Code means the United States Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act.

Director means any member of the Board of Directors.

Disability or Disabled has the meaning given to such term in the Employment Agreement.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate).

Exchange Act means the Securities Exchange Act of 1934, as amended.

Good Reason has the meaning given to such term in the Employment Agreement.

RSUs means Restricted Stock Units granted as an inducement award under NYSE Rule 303A.08.

Securities Act means the Securities Act of 1933, as amended.

Survivor means the deceased Participant’s legal representatives and/or any person or persons who acquire the Award by will or by the laws of descent and distribution.

1. Grant of Award. The Company hereby grants to the Participant an award for the number of RSUs set forth in the Restricted Stock Unit Award Notice (the “Award”). Each RSU represents a contingent entitlement of the Participant to receive one share of Common Stock, on the terms and conditions and subject to all the limitations set forth herein.

2. Vesting of Award.

(a) Subject to the terms and conditions set forth in this Agreement, the Award granted hereby shall vest as set forth in the Restricted Stock Unit Award Notice and is subject to the other terms and conditions of this Agreement. On each vesting date set forth in the Restricted Stock Unit Award Notice, the Participant shall be entitled to receive such number of shares of Common Stock equivalent to the amount of RSUs set forth opposite such vesting date provided that the Participant is employed by the Company or an Affiliate on such vesting date (except as otherwise set forth herein). Such shares of Common Stock shall thereafter be delivered to the Participant within [five] days of the applicable vesting date and in accordance with this Agreement. The shares of Common Stock shall, upon delivery, be fully paid, non-assessable shares.

(b) Except as otherwise set forth in the Restricted Stock Unit Award Notice and this Agreement, if the Participant ceases to be employed for any reason by the Company or by an Affiliate (the “Termination Date”) prior to a vesting date set forth in the Restricted Stock Unit Award Notice, then as of the Termination Date, all unvested RSUs shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect.

Prohibitions on Transfer and Sale. This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetency, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void. The Participant agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and the Participant is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Shares, then the Participant will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by the Participant during such period as is determined by the Company and the underwriters, not to exceed 180 days following the closing of the offering, plus such additional period of time as may be required to comply with FINRA rules or similar rules thereto promulgated by another regulatory authority (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Whether or not the Participant has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

3. Adjustments. Upon the occurrence of any of the following events, the Participant’s rights with respect to the Award shall be adjusted as hereinafter provided.

(a) Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the Award and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made to reflect such events. No fractional shares shall be issued under this Agreement.

(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a single entity, other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), either (a) the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder, shall make appropriate provision for the continuation of the Award by substituting on an equitable basis for the Common Stock then subject to the Award either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity, or (b) the Board of Directors may, in its discretion, provide that immediately prior to consummation of the Corporate Transaction, the Award shall be fully vested.

(c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, the Participant shall be entitled to receive after the recapitalization or reorganization the number of replacement securities which would have been received if such shares had been issued prior to such recapitalization or reorganization.

(d) Dissolution or Liquidation of the Company. Upon the dissolution or liquidation of the Company other than in connection with a transaction, recapitalization or reorganization referenced in Section 4(b) or 4(c), the RSUs will terminate and become null and void.

4. Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act. If the Company does not have an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Stock to be issued hereunder for any reason, the Participant will not be able to transfer or sell any of the shares of Common Stock issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to sell his or her Common Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation.

Unless the offering and sale of the shares to be issued upon the particular vesting of the Award shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Common Stock covered by such vesting unless and until the following conditions have been fulfilled:

(a) The Participant shall warrant to the Company, at the time of such vesting, that the Participant is acquiring the Common Stock for his own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such shares, in which event the Participant shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the shares issued pursuant to the Award:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a registration statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

(b) If the Company so requires, the Company shall have received an opinion of its counsel that the shares may be issued in compliance with the Securities Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company reasonably and in good faith deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

5. Rights as a Stockholder. The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement.

6. Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes at each vesting date on the portion of the Award then vested, the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. Any taxes or other amounts due shall be paid, at the option of the Company as follows:

(a) through reducing the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to the statutory minimum of the Participant’s total tax and other withholding obligations due and payable by the Company. Fractional shares will not be retained to satisfy any portion of the Company’s withholding obligation. Accordingly, the Participant agrees that in the event that the amount of withholding required would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck; or in the alternative, at the election of the Company, the Company may additionally reduce the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to those additional whole shares necessary to cover the minimum of the Participant’s total tax and other withholding obligations due and payable by the Company, and to the extent the proceeds of such sale exceed the Company’s withholding obligation, the Company agrees to pay such excess cash to the Participant as soon as practicable or to apply such excess as a payment of the Participant’s federal income tax withholding amount;

(b) requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the statutory minimum amount of the Participant’s total tax and other withholding obligations due and payable by the Company or otherwise withholding from the Participant’s paycheck an amount equal to such amounts due and payable by the Company; or

(c) if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the applicable vesting date of such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. To the extent the proceeds of such sale exceed the Company’s withholding obligation the Company agrees to pay such excess cash to the Participant as soon as practicable, or to apply such excess as a payment of the Participant’s federal income tax withholding amount. In addition, if such sale is not sufficient to pay the Company’s withholding obligation the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1)(i)(B) under the Exchange Act.

It is the Company’s intention that the Participant’s tax obligations under this Section 7 shall be satisfied through the procedure of Subsection (c) above, unless the Company provides notice of an alternate procedure under this Section, in its discretion. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

7. Participant Acknowledgements and Authorizations.

The Participant acknowledges the following:

(a) The Company is not by this Award obligated to continue the Participant as an employee of the Company or an Affiliate.

(b) The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award, benefits in lieu of awards or any other benefits in the future.

(c) The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment or consulting contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(d) The Participant (i) authorizes the Company and each Affiliate and any agent of the Company or any Affiliate facilitating the grant or administration of the Award, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant or administration of the Award; (ii) to the extent permitted by applicable law waives any data privacy rights he may have with respect to such information, and (iii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

8. Notices. Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

XL Fleet Corp.

145 Newton St.

Boston, MA 02135

Attn: James Berklas, Chief Legal Officer and General Counsel and Vice President – Corporate Development

With copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Thomas Burton, Esq.

If to the Participant, to the last known address provided to the Human Resources department by the Participant or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

9. Assignment and Successors.

(a) This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; provided that the Company shall not assign this Agreement except to a parent entity, or a successor to all or substantially all of the business or assets of the Company (or a parent thereof), in a transaction or event to which Section 10 applies.

10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the state of Massachusetts and agree that such litigation shall be conducted in the state courts of the state of Massachusetts or the federal courts of the United States for the District of Massachusetts.

11. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

12. Entire Agreement. This Agreement and the relevant provisions of the Employment Agreement constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.

13. Modifications and Amendments; Waivers and Consents. The terms of this Agreement may be modified or amended by the Administrator; provided, however, any modification or amendment of this Agreement shall not, without the consent of the Participant, adversely affect the Participant’s rights under this Agreement, unless such amendment is required by applicable law. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

Section 409A. The Award of RSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly. Neither the Administrator, the Company, its Affiliates, nor any of its officers or directors, shall be held liable for any applicable costs, taxes, or penalties associated with the Award if, in fact, the Internal Revenue Service were to determine that the Award constitutes deferred compensation under Section 409A of the Code.

14. Clawback. Notwithstanding anything to the contrary contained in this Agreement, the Company may recover from the Participant any compensation received from the Award (whether or not settled) or cause the Participant to forfeit the Award (whether or not vested) in accordance with any forfeiture or clawback policy established by the Company generally for executives from time to time.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]